LION COPPER AND GOLD CORP. COMPLETES US$1 MILLION PRIVATE PLACEMENT AND DEBT SETTLEMENT

March 8, 2024, Vancouver, British Columbia - Lion Copper and Gold Corp. ("Lion CG" or the "Company") (TSX-V: LEO) (OTCQB: LCGMF) has completed its previously announced debt settlement pursuant to which it has issued 4,107,998 units at US$0.042 (C$0.05625) per unit and 41,707,215 common shares at US$0.042 (C$0.05625) to settle US$1,924,239 of debt (the "Debt Settlement"). Each unit is comprised of one common share and one common share purchase warrant of the Company. Each warrant is exercisable into one additional common share at a price of US$0.056 (C$0.075) per share for a period of 5 years from the date of issuance.

The Company has also closed its previously announced private placement consisting of an aggregate of 23,809,522 units a price of US$0.042 (C$0.05625) per unit for aggregate gross proceeds to the Company of US$1,000,000 (the "Private Placement"). Each unit consists of one common share and one common share purchase warrant of the Company. Each warrant is exercisable into one additional common share at a price of US$0.056 (C$0.075) per share for a period of 5 years from the date of issuance.  The Company intends to use the net proceeds from the Private Placement for general working capital purposes.

The securities issued in connection with the Debt Settlement and Private Placement, including any underlying securities, are subject to a statutory four-month hold period, expiring on July 9, 2024, in accordance with applicable Canadian securities laws. The securities are also subject to restrictions under U.S. securities laws, which generally restrict any resales by non-insiders for a period of six months.

Two directors of the Company participated in the Debt Settlement for a total of US$1,540,370.15 and in the Private Placement for a total of US$512,500. Their participation constitutes a "related party transaction" under Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions ( "MI 61-101"). The Company relied on the exemptions from the formal valuation and minority shareholder approval requirements under section 5.5(a) and section 5.7(1)(a) of MI 61-101, as the fair market value of the securities issued to the related parties did not exceed 25% of the Company's market capitalization. The Company did not file a material change report 21 days prior to the closing of the Debt Settlement and the Private Placement transactions because the details of participation had not been confirmed at that time.

Early Warning Disclosure

Tony Alford ("Alford"), a director of the Company, acquired 35,946,812 common shares of the Company at a price of C$0.05625 (US$0.042) per share pursuant to the Debt Settlement. He also acquired 9,821,428 units of the Company at a price of C$0.05625 (US$0.042) per unit pursuant to the Private Placement. Each unit consists of one common share and one common share purchase warrant of the Company. Each warrant is exercisable into one additional common share at a price of US$0.056 (C$0.075) per share for a period of 5 years from the date of issuance. In addition, he disposed of convertible debentures in the principal amount of US$1,241,000 and 22,342,638 warrants.

Immediately prior to the acquisitions and dispositions described above, Alford held a total of 47,515,269 common shares (which includes shares held directly and held jointly with his spouse), 23,175,971 common share purchase warrants, convertible debentures in the principal amount of US$50,000, and 15,302,713 stock options, and indirectly held 15,234,794 common shares that are registered to his spouse.

As a result of the acquisitions and dispositions described above, Alford owns and/or has control over an aggregate of 93,283,509 common shares (which includes shares held directly and held jointly with his spouse), 33,830,732 common share purchase warrants, convertible debentures in the principal amount of US$50,000, and 15,302,713 stock options, and indirectly holds 15,234,794 common shares that are registered to his spouse, representing approximately 27.64% of the Company's undiluted issued and outstanding common shares. Assuming exercise of the 33,830,732 common share purchase warrants, 15,302,713 stock options, and conversion of convertible debentures in the principal amount of US$50,000, Alford will hold 118,885,341 common shares of the Company, representing approximately 30.24% of the common shares of the Company on a partially diluted basis, assuming no further common shares of the Company are issued.

Alford acquired the securities of the Company for investment purposes, and may, depending on market and other conditions, increase or decrease his beneficial ownership of the Company's securities, whether in the open market, by privately negotiated agreements or otherwise, subject to a number of factors, including general market conditions and other available investment and business opportunities.

The disclosure respecting Alford's security holdings of the Company contained in this news release is made pursuant to National Instrument 62-103 - The Early Warning System and Related Take-Over Bid and Insider Reporting Issues and National Instrument 62-104 - Take-Over Bids and Issuer Bids, and a report respecting the above acquisition will be filed with the applicable securities regulatory authorities and will be available for viewing under the Company's profile on the SEDAR+ website at www.sedarplus.ca.

On behalf of the Board of Directors,

Stephen Goodman

President

For more information please contact:

Email: info@lioncg.com

Website: www.lioncg.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Certain information in this news release constitutes forward-looking statements under applicable securities laws. Any statements that are contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as "may", "will", or the negative of these terms and similar expressions. Forward-looking statements necessarily involve known and unknown risks, including, without limitation, general economic conditions; adverse industry events; marketing costs; loss of markets; future legislative and regulatory developments; inability to access sufficient capital from internal and external sources, and/or inability to access sufficient capital on favorable terms; the ability of Lion CG to implement its business strategies; competition; currency and interest rate fluctuations and other risks.

The securities referenced in this news release have not been, and will not be, registered under the U.S. Securities Act, or any U.S. state securities laws, and may not be offered or sold in the United States without registration under the U.S. Securities Act and all applicable state securities laws or compliance with the requirements of an applicable exemption therefrom. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities in the United States, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.